Exhibit 15.1
October 2, 2006
Lowe’s Companies, Inc.
Mooresville, North Carolina
We have reviewed, in accordance with standards of the Public Company Accounting Oversight Board (United States), the unaudited interim consolidated financial information of Lowe’s Companies, Inc. and subsidiaries for the fiscal periods ended May 5, 2006 and April 29, 2005, and have issued our report thereon dated June 12, 2006, and for the fiscal periods ended August 4, 2006 and July 29, 2006, and have issued our report thereon dated September 6, 2006. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the fiscal quarters ended May 5, 2006 and August 4, 2006, are being incorporated by reference in this Registration Statement.
We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP
Charlotte, North Carolina